Exhibit 99.1

Ener1

PRESS RELEASE

FOR IMMEDIATE RELEASE

DOE Awards $2.5 Million Plug-In Hybrid Electric Vehicle Battery Technology Development
Contract to Ener1’s EnerDel Subsidiary

FORT LAUDERDALE, FL – September 26, 2007 — Ener1, Inc. (OTCBB: ENEI). The U.S. Department of Energy (DOE) announced today that it had awarded Ener1’s EnerDel subsidiary a $2.5 million contract over two years for plug-in hybrid vehicle (PHEV) research. The award is for the development of cells for 10- and 40-mile range PHEVs using nano-phase lithium titanate coupled with a high voltage Nickel-Manganese cathode material. The total DOE/industry cost share will be $2.5 million and the DOE will fund its share of $1.25 million.

DOE Assistant Secretary for Electricity Delivery and Energy Reliability Kevin M. Kolevar yesterday announced DOE will invest nearly $20 million in PHEV research.  Five projects have been selected for negotiation of awards under DOE’s collaboration with the United States Advanced Battery Consortium (USABC) for $17.2 million in DOE funding for PHEV battery development projects. DOE will also provide nearly $2 million to the University of Michigan (U-M) to spearhead a study exploring the future of PHEVs.  DOE funding announced today will help advance President Bush’s Twenty in Ten Plan, which aims to displace twenty percent of gasoline usage by 2017 through greater use of clean, renewable fuels and increased vehicle efficiency.  PHEVs have the potential to displace a large amount of gasoline by delivering up to 40 miles of electric range without recharging – a distance that would include most daily roundtrip commutes.

The five projects selected for negotiation of awards of up to $17.2 million from DOE aim to address critical barriers to the commercialization of PHEVs, specifically battery cost and battery life.  Combined with cost-share from the United States Advanced Battery Consortium (USABC), these projects will allow up to $38 million in battery research and development.  DOE funding is subject to negotiation of final contract terms and Congressional appropriations.  Projects are expected to begin this year and continue through 2009; funding will come from DOE’s Office of Energy Efficiency & Renewable Energy (fiscal years ’07-’09).  USABC will negotiate final contract terms with five lithium ion battery developers.  Companies selected for negotiation of awards include 3M of St. Paul, MN, A123Systems of Watertown, MA, Compact Power Inc. of Troy, MI, EnerDel, Inc. of Indianapolis, IN, and Johnson Controls – Saft Advanced Power Solutions of Milwaukee, WI.

USABC is a consortium of the United States Council for Automotive Research (USCAR), the umbrella organization for collaborative research among the Chrysler LLC, Ford Motor Company and General Motors Corporation.  Supported by a cooperative agreement with the DOE, USABC’s mission is to develop electrochemical energy storage technologies that support commercialization of fuel cell, hybrid, and electric vehicles.

Assistant Secretary Kolevar made yesterday’s announcement while hosting a press conference with Jon Willinghoff, Federal Energy Regulatory Commissioner; Gary S. Was, Director of the Michigan Memorial Phoenix Energy Institute; and Jud Virden, Deputy Associate Laboratory Director for Energy Science and Technology at DOE’s Pacific Northwest National Laboratory.

A full version of the DOE press release is available on the DOE web site at http://www.doe.gov/news/5523.htm.

About Ener1, Inc.

Ener1, Inc. (OTC Bulletin Board: ENEI — News) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; Ener1’s history of operating losses; the lack of operating history for the development stage Ener1 businesses; the need for additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com